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                                                                    Exhibit 1.01


                                 TERMS AGREEMENT



                                             February 23, 2001



Salomon Smith Barney Holdings Inc.
388 Greenwich Street
New York, New York 10013

Attention:  Treasurer

Dear Sirs:

         We understand that Salomon Smith Barney Holdings Inc., a New York corporation (the "Company"), proposes to issue and sell $45,000,000 aggregate principal amount of its Equity Linked Securities (ELKS ) (4,500,000 ELKS) based upon Nasdaq-100 Shares due February 28, 2002 (the "Securities"). Subject to the terms and conditions set forth herein or incorporated by reference herein, the underwriters (the "Underwriters") offer to purchase, severally and not jointly, the principal amount of the Securities as set forth opposite their respective names on the list attached hereto at 97.5% of the principal amount thereof. The Closing Date shall be February 28, 2001 at 9:00 a.m. at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006.

         The Securities shall have the following terms:

     Title: Equity Linked Securities (ELKS ) based upon Nasdaq-100 Shares due February 28, 2002

     Maturity:                February 28, 2002

     Coupon: Each ELKS will pay a coupon of $0.75 in cash semi-annually on each Interest Payment Date. Each coupon will be composed of $0.2419 of interest and a partial payment of an option premium in the amount of $0.5081.


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     Maturity Payment:        Holders of the ELKS will be entitled to
                              receive at maturity the Maturity Payment (as defined in the Prospectus Supplement dated February 23, 2001 relating to the Securities)

     Interest Payment Dates:  August 28, 2001 and February 28, 2002

     Regular Record Dates:    August 27, 2001 and February 27, 2002

     Initial Price To Public: 100% of the principal amount thereof, plus accrued interest from February 28, 2001 to date
                              of payment and delivery

     Redemption Provisions:   The Securities are not redeemable by the Company
                              prior to maturity

     Trustee:                 The Bank of New York

     Indenture:               Indenture, dated as of October 27, 1993, as
                              amended from time to time

         All the provisions contained in the document entitled "Salomon Smith Barney Holdings Inc. - Debt Securities - Underwriting Agreement Basic Provisions" and dated December 1, 1997 (the "Basic Provisions"), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

              Basic Provisions varied with respect to this Terms Agreement:

(A) Notwithstanding the provisions set forth in Section 3 of the Basic Provisions, the Company and the Underwriters hereby agree that the Securities will be in the form of Book-Entry Notes and shall be delivered on February 28, 2001 against payment of the purchase price to the Company by wire transfer in immediately available funds to such accounts with such financial institutions as the Company may direct.

(B) Paragraph 4(j) of the Basic Provisions shall be amended and restated as follows: "The Company will not, without the consent of Salomon Smith Barney Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertaking for such securities, of the Company, in each case that are substantially similar to the Securities or any security convertible into or exchangeable for the ELKS or such substantially similar securities, during the period beginning the date of the Terms Agreement and ending the Closing Date."


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         The Underwriters hereby agree in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

         Marcy Engel, Esq., is counsel to the Company. Cleary, Gottlieb, Steen & Hamilton is counsel to the Underwriters. Cleary, Gottlieb, Steen & Hamilton is special tax counsel to the Company.

         Please accept this offer no later than 9:00 p.m. on February 23, 2001, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:



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         "We hereby accept your offer, set forth in the Terms Agreement, dated
February 23, 2001, to purchase the Securities on the terms set forth therein."

                                   Very truly yours,


                                   SALOMON SMITH BARNEY INC.,
                                   as Representative of the several underwriters



                                   By SALOMON SMITH BARNEY INC.


                                   By:    /s/ Thomas Petrone
                                      ------------------------------------------
                                       Name:    Thomas Petrone
                                       Title:   Managing Director


ACCEPTED:

SALOMON SMITH BARNEY HOLDINGS INC.



By: /s/ Geoffrey Richards
   -------------------------------------------------
   Name:  Geoffrey Richards
   Title: Vice President



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UNDERWRITERS                               PRINCIPAL AMOUNT      NUMBER OF ELKS
------------                               ----------------      --------------


Salomon Smith Barney Inc.                  $44,536,000             4,453,600
Countrywide Securities Corporation         $   464,000                46,400
                                           -----------           -----------
                           Total           $45,000,000             4,500,000